Exhibit 12.1
October 29, 2015
DRAFT 11-5-15

Tom Cluck, Legal Branch Chief
Office of Real Estate and Commodities, Mail Stop 3233
Division of Corporation Finance
Securities and Exchange Commission
Washington D.C. 20549

Michelle Webster, Lead Merit Examiner
Washington Department of Financial Institutions, Securities Division
Registration and Regulatory Affairs Unit
150 Israel Road SW
Tumwater, WA 98501

RE:
Luna Azul Development Fund LLC, a Delaware Limited Liability Company
$5,000,000 of Preferred Profit Participating Units of Class A Membership
Interest (200 Units at $25,000 per Unit)
SEC File No. 024-10484

Ladies and Gentlemen:

We serve as special securities counsel to Luna Azul Development Fund LLC, a Delaware limited liability company, the issuer in the above offering, (the “Company”) and furnish this opinion to you in connection with the Company’s application (the “Application”) for qualification under Regulation A of the Securities Act of 1933 and state securities laws of $5,000,000 of Preferred Profit Participating Units of Class A Membership Interest (the “Units”) for the offering of 200 of the Units to the public at $25,000 per Unit (the “Offering”).

During the course of our representation we have sought from our client and received (a) copies of the official certificate of formation and limited liability company agreement of the Company, (b) a Certificate of Good Standing with respect to the Company issued by the Secretary of State of the State of Delaware as of October 26, 2015, (c) a certified copy of a resolution adopted by the Company’s Manager on October 29, 2015, (d) a certificate by the Company’s Chief Executive Officer and Chief Financial Officer concerning pending and threatened litigation, and (e) a draft of the offering statement, as amended as of this date, (“Offering Statement”) constituting an exhibit to the Application to be used by the Company in the Offering, including the subscription agreement (the “Subscription Agreement”) to be signed by investors in the Offering.  These documents are herein referred to as the “Materials.”

In rendering the following opinions, we have relied as to certain factual matters that affect our opinion on factual representations made in the Materials to the extent such representations do not constitute a statement, directly or in practical effect, of any legal conclusion at issue, and have undertaken no independent verification of such facts.  Specifically, we have undertaken no independent verification of the facts described or otherwise set forth in the Offering Statement, including those included in the financial statements and managements’ discussion and analysis thereof.  The opinions set forth herein are additionally based upon (a) such information received by or known to our present attorneys in devoting substantive attention to specific legal matters as to which we have been consulted by the Company, (b) information received by us in discussions with the Company as to matters we consider relevant to the opinions set forth in this letter (but without having undertaken an independent investigation as to the accuracy of such information), and (c) such review of published sources of law as we have deemed necessary for purposes of these opinions.  In addition, in rendering such opinions we have assumed the following:

a.           The completeness and authenticity of all of the Materials delivered to us, the conformity to the originals of all Materials submitted to us as photostatic or facsimile copies, the genuineness of all signatures thereon and the legal capacity of all natural persons to execute all such Materials, and the accuracy and completeness of all public certificates and records reviewed.

b.           That there are and will be no material oral or written modifications of or amendments to any such Materials delivered to us, and there has been no waiver of any of the provisions thereof by actions or conduct of potential Member-investors or otherwise.

c.           That no documents or agreements, other than those described in the Offering Statement, exist or will exist between or among the Company and the investors in the Offering that would expand or otherwise modify the respective rights and obligations of the Company or Member-investors in the Offering pursuant to the Notes.

Based upon and subject to the foregoing, it is our opinion that:

1.  The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware;

2.  All action on the part of the Company, its officers, Manager and members necessary for the authorization, execution and delivery of the Units has been taken, and when the Units have been duly offered, sold, executed and delivered by the Company in the manner and for the consideration described in the official Offering Statement, they shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

3.  We are not aware of any pending or threatened litigation to which the Company is or may be a party or to which any of its properties is or may be subject.

The foregoing opinions are subject to the following qualifications:

a.           The opinions herein are rendered as of the date hereof.  The opinions are not effective with respect to (and we do not undertake to advise you of) matters that may occur or come to our attention subsequent to the date hereof and that may affect the opinions expressed herein.

b.           This letter and the opinions expressed herein are limited in their use to the addressee hereof and may not be used or relied upon by any other person or entity for any other purpose whatsoever.  The opinions set forth herein are limited to those expressly stated and no other opinion or opinions should be implied herefrom or therefrom.

c.           We are members of the Bar of the State of Washington and do not herein express any opinion as to matters governed by the laws of any jurisdiction other than the internal laws of the State of Washington and the federal law of the United States, and we have assumed compliance with all other laws, including without limitation foreign and other states’ laws.  You should be aware that the courts of the State of Washington will consider extrinsic evidence of circumstances surrounding the issuance of the Units to ascertain the intent of the parties in using the language employed therein regardless of whether such language used is plain and unambiguous and may incorporate additional or supplementary terms into the Units and the Subscription Agreement.  Also, in the absence of applicable statutory authority to the contrary, the courts of the State of Washington will also consider evidence of oral modifications to or an oral abrogation of the Units, the Subscription Agreement and the Offering Statement despite any provision in the Units, Subscription Agreement and/or the Offering Statement which may purport to prohibit or limit a party’s right to make such changes to those circumstances in which all or certain parties have agreed in writing.

d.           The opinions expressed herein are qualified to the extent that the validity, binding effect or enforceability of the Units or of any of the rights granted to investors pursuant thereto may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors generally, (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether such principles are considered in a proceeding in equity or at law, (iii) public policy of the State of Washington including that reflected in the Securities Act of Washington, (iv) public policy reflected in the federal securities laws, (v) the application of doctrines of estoppel and waiver, and (vi) the holders of the Units enforcing their respective rights thereunder in a commercially reasonable manner.

We hereby consent to the inclusion of this opinion as an Exhibit to the Application filed with you on behalf of the Company in the above matter.

Very truly yours,

KARR TUTTLE CAMPBELL PS

Mike Liles, Jr.